Exhibit 99.1

August 29, 2010

Mr. Ted Tewksbury

Dear Ted:

Entropic Communications, Inc. (the “Company” or “Entropic”) is pleased to offer you an opportunity to join the Board of Directors (the “Board”) of the Company. This Letter Agreement outlines the terms of your proposed appointment to the Board.

1.	Compensation. In connection with your appointment as a member of the Board, you will be entitled to the following compensation which is paid quarterly in arrears:

a.	Through September 30, 2010: an annual cash retainer of $10,000 (ten thousand) and $2,500 (two-thousand five hundred) for each Board meeting attended in person and $1,000 (one thousand) for each Board meeting attended telephonically; the annual retainer shall be prorated for partial years and begin first of the month of the date you are elected to the Board; and

b.	Beginning October 1, 2010: an annual cash retainer of $30,000 (thirty thousand), and in the event that there are more than 8 (eight) Board meetings in a calendar year, $1,000 (one thousand) for each Board meeting attended in person and $500 (five hundred) for each Board meeting attended telephonically, so long as the telephonic meeting is more than one hour.

2.	Stock Options. In connection with your appointment as a member of the Board, the Company will grant you an option to purchase 51,076 (fifty-one thousand seventy-six) shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant. Subject to your continued service as a director, these option shares will vest in 48 (forty-eight) equal monthly installments measured from the date of grant. The option will be a non-statutory stock option and will be subject to the terms of the Company’s 2007 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and the related stock option agreement issued pursuant to the Directors’ Plan.

3.	Expense Reimbursement. The Company shall promptly reimburse you for all expenses associated with your attendance at the Company’s Board meetings, provided that (i) the expenditures are of a nature qualifying them as legitimate and reasonable business expenses and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

6290 Sequence Drive • San Diego, CA 92121 • 858.768.3600 Main

4.	Change of Control. In the event of a Change in Control, if you are (i) required to resign your position as a Non-Employee Director as a condition of a Change in Control, or (ii) removed from your position as a Non-Employee Director in connection with a Change in Control, your outstanding options shall become fully vested and exercisable immediately prior to the effectiveness of such resignation or removal (and contingent upon the effectiveness of such Change in Control). The meaning of “Change in Control” is defined in the Directors’ Plan.

5.	Duration of Appointment. The Company’s maintains a Classified Board, which means the Board is divided into three classes, with each class having a three-year term. Your Board position is an expansion of the Board and you shall serve as a Class III director. As a result, your term of office will expire at the Company’s 2013 Annual Meeting of Stockholders. At such time you will be eligible to be nominated for election to an additional 3-year term. If you are not re-elected, your term of office will expire at the 2013 Annual Meeting, and vesting of your stock options will cease.

6.	D&O Insurance and Indemnification. The Company maintains a D&O insurance policy for the benefit of our Board of Directors. In addition, the Company will provide indemnification pursuant to its standard form of Indemnity Agreement, a copy of which will be provided to you with this letter.

7.	Background Check. The Company conducts background checks on all candidates considered for executive management and Board seats. This offer and your Board appointment are contingent upon the satisfactory completion of the background check.

Ted, we hope that you find the foregoing terms acceptable and we look forward to your formal acceptance and the commencement of your appointment on Entropic’s Board of Directors. Your official appointment to the Board has been formally approved by Entropic’s full Board of Directors, subject to your acceptance of these terms. As such, if you accept the terms herein your first day as an Entropic Board member will be the date that this Letter Agreement is fully executed by all parties. If the terms are agreeable, please sign and date a copy of this letter indicating your acceptance.

Sincerely,

/s/ Umesh Padval		Dated:	September 6, 2010
Umesh Padval
Chairman of the Board

Acknowledged and agreed to:

By:	/s/ Ted Tewksbury	Dated:	September 2, 2010
Ted Tewksbury